                                                                  EXHIBIT 2




                          AMENDMENT NO. 1 TO AGREEMENT

THIS AMENDMENT NO. 1 TO AGREEMENT is entered into as of the ___ day of April, 1997, between SPORTSLINE USA, INC., a Delaware corporation with principal offices at 6340 NW 5th Way, Ft. Lauderdale, FL 33309 and CBS INC., a New York corporation, with principal offices at 51 West 52nd Street, New York, NY 10019.

                                    RECITALS

     A. The parties entered into an Agreement dated March 5, 1997 (the "Agreement").

     B. The parties have deemed it advisable and desire to amend Exhibit G to the Agreement as contained in this Amendment.

     NOW, THEREFORE, the parties hereto, in consideration of the terms and conditions hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

     1. Exhibit G to the Agreement is hereby amended by replacing it with the revised Exhibit G attached hereto.

     2. Except as specifically amended hereby, the Agreement is ratified and confirmed and shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


SPORTSLINE USA, INC.                      CBS INC.

By: Michael Levy                          By: Fredric G. Reynolds
    --------------------                      -------------------
Name: Michael Levy                        Name: Fredric G. Reynolds
      ------------------                        -------------------
Title: President                          Title: Executive/Vice President, CFO

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                                   EXHIBIT G


                                 CONTENT SHARES


SportsLine USA Inc. will pay CBS for the use of CBS Sports Content pursuant to the following schedule:

                                 CONTENT              CONVERSION             SHARES OF
        DATE*                    PAYMENT                 PRICE              COMMON STOCK
----------------------------------------------------------------------------------------

First Contract Year             $744,991               $4.12                 180,823
Second Contract Year            $748,991               $6.39                 117,213
Third Contract Year             $900,990               $8.52                 105,750
Fourth Contract Year          $1,104,980              $10.65                 103,754
Fifth Contract Year           $1,500,048              $12.77                 117,460
----------------------------------------------------------------------------------------

      TOTAL                   $5 MILLION              $8/SHARE               625,000


*Each payment shall be made on the first business day of each Contract Year commencing in 1997.